UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 29, 2011

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation	Commission File No.	(I.R.S. Employer Identification No.)
or organization)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

 (Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On June 29, 2011, the Board of Directors of Walter Energy, Inc. (the “Company”) appointed Robert P. Kerley, age 49, Chief Accounting Officer effective July 1, 2011. Mr. Kerley has served as Vice President and Corporate Controller since September 2010.  Prior to joining the Company, Mr. Kerley served in senior finance positions across the globe for the last twenty years, most recently from 2006 to 2010 as Vice President and Corporate Controller — Worldwide of Avocent Corporation, a developer and manufacturer of server and desktop management solutions.  From 2004 to 2006, Mr. Kerley served as Senior Director of Finance - Mobil Computing Division of Symbol Technologies, Inc., a manufacturer and worldwide supplier of mobile data capture delivery equipment.  Mr. Kerley earned his Accounting degree (1985) from Oklahoma Christian College (University).  In his new role, Mr. Kerley is the principal accounting officer of the Company, replacing as principal accounting officer Lisa A. Honnold, Senior Vice President and Interim Chief Financial Officer of the Company, who, as previously disclosed in a Current Report on Form 8-K filed on February 4, 2011, resigned from the Company effective as of the close of business on June 30, 2011.

Mr. Kerley’s current annual base salary is $232,875, subject to such periodic adjustments as may be approved by the Compensation and Human Resources Committee of the Company’s Board of Directors.  In connection with his appointment, the Company’s Board of Directors has approved an additional stipend of $7,500 per month for any month, or portion thereof, in which Mr. Kerley serves as the Company’s principal accounting officer.  In addition, Mr. Kerley is eligible to participate in the Company’s Executive Incentive Plan and earn an annual target bonus of 35% of annual base salary, with an upside potential of 70% of annual base salary for top performance.  Mr. Kerley is also eligible to participate in the Company’s long-term incentive plan and received a grant under such plan in 2011 which had an economic value of $127,700.00, 50% of which was in the form of non-qualified stock options and 50% of which was in the form of restricted stock units.  Mr. Kerley is eligible to participate in the Company’s group life and health insurance benefit plans and retirement plans, take 20 business days of vacation each year, and be reimbursed for reasonable out-of-pocket business expenses and relocation costs as provided under the Company’s relocation policy.

In the event of the termination of Mr. Kerley’s employment by the Company other than for “cause” or by Mr. Kerley due to “constructive termination”, he is entitled to (a) monthly pay continuation for a period of 12 months following the termination date with each monthly payment equal to one-twelfth times the sum of his annual base pay and target bonus in effect on the termination date and (b) continued participation in certain of the Company’s welfare benefit plans until the earliest to occur of (i) the 12 month anniversary of the termination date, (ii) the last date he is eligible to participate in the benefit under applicable law, or (iii) the date on which he becomes eligible to receive comparable benefits from a subsequent employer.

Following the termination of Mr. Kerley’s employment for any reason that results in the payment of severance and continuing for a period of 12 months following the date of such termination, Mr. Kerley will be bound by covenants not to compete and not to solicit.  Mr. Kerley is also subject to a covenant not to disparage the Company or disclose confidential information, as well as an assignment of property rights provision.

Neither Mr. Kerley nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company.  Mr. Kerley has no family relationship with any director or executive officer of the Company.  He will continue as the principal accounting officer of the Company until the earlier of his termination of employment or the election of his successor by the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: July 5, 2011	By:	/s/ Keenan Hohol
Keenan Hohol, Vice President
interim General Counsel and Secretary